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Sabre Announces Changes to its Board of Directors

Company elects Sean Menke Chair of the Board; Gregg Saretsky named Independent Lead Director

SOUTHLAKE, Texas – Mar. 8, 2022 – Sabre Corporation (NASDAQ: SABR), a leading software and technology provider that powers the global travel industry, today announced the election of Sean Menke, Sabre’s Chief Executive Officer and existing Board member, to become Chair of the Board, effective April 28, 2022, just after Sabre’s 2022 Annual Meeting.

Menke will replace Karl Peterson, who has served as Sabre’s Chairman of the Board since January 2020. Peterson will remain on Sabre’s Board of Directors after his retirement as Chairman. Gregg Saretsky, who joined Sabre’s Board in June 2020 has been elected independent Lead Director, also effective April 28, 2022. Today the Company also announced that long-standing Board member, Gary Kusin, would be retiring from the Board immediately before the 2022 Annual Meeting. Kusin has served on Sabre’s Board of Directors since 2007.

“This is the right time for Sean to step into the role of Sabre’s Chair of the Board,” said Karl Peterson, current Chairman of the Company’s board. “Under Sean’s leadership, Sabre is making strategic moves to help position the Company for long-term profitable growth. The Company has achieved significant milestones in its technology transformation, strengthened its financial position and maintained key customer relationships – all during unprecedented times and in the face of significant headwinds. Sean brings extensive leadership experience in the airline and travel technology sectors, as well as his vision for Sabre’s long-term strategy and relationships with our key customers, investors and other stakeholders to the position of Chair of the Board.

Peterson added, “With the separation of his President and CEO roles, and the appointment of Kurt Ekert as Sabre’s company president, Sean is now able to sharpen his focus on the execution of the Company’s long-term strategic plans, to achieve its vision and deliver value for our shareholders. I am confident Sabre is well-positioned for continued success under Sean’s guidance and leadership.”

The Company noted that the Board of Directors’ election of an independent Lead Director enhances the strong independent oversight function of the Board of Directors, which is comprised of independent directors, other than Menke, and that this newly announced governance structure provides an effective balance between strong strategic leadership and oversight by independent directors.

“I would like to thank Karl for stepping in as Chairman of our Board in January 2020, and for his stewardship over the last two years,” said Menke. “I am very pleased that Karl will be staying on as a member of our Board of Directors and continuing to provide important insight and guidance as we continue on our path toward 2025.”

Peterson continued, “I would also like to congratulate Gary Kusin on his retirement from Sabre’s Board of Directors and thank Gary for his many years of service on Sabre’s Board of Directors. He has been an invaluable advisor to the Board and to Company leadership. We wish him much success in the future.”

About Sean Menke

Mr. Menke is CEO of Sabre and has more than 20 years of travel industry knowledge and experience using technology to drive business success. Menke has served on its board of directors since December 2016. Before being named CEO in December 2016, Mr. Menke served as executive vice president, Sabre and president of Sabre Travel Network since October 2015. Prior to joining Sabre, Menke’s career in the airline business spanned more than 20 years in executive leadership as the chief executive at Frontier Airlines and Pinnacle Airlines, as well as marketing, operations, customer experience, strategy, planning, sales, distribution and revenue management roles with Air Canada, United Airlines, Hawaiian Airlines and America West Airlines. He also served as executive vice president of resources at IHS Inc., a global information technology company. He serves as a director of Waste Management.

About Gregg Saretsky

Mr. Saretsky joined Sabre as a director in July 2020. He retired in March 2018 from WestJet as President and Chief Executive Officer, a position he held since April 2010 after having joined WestJet in June 2009. During Saretsky’s tenure, WestJet doubled in size, started a regional airline subsidiary, inaugurated long haul international operations, all while achieving an investment-grade credit rating and recognition from Waterstone Human Capital for Canada’s Most admired corporate culture. He was named Alberta’s Business Person of the Year for 2012 by Alberta Venture magazine. In 2013, Saretsky was also named Top New CEO of the Year by Canadian Business Magazine, an award bestowed on a CEO who has transformed his company within the first five years of his appointment. In addition, he received an Honorary Doctor of Laws from Concordia University in 2014 and was the recipient of the David Foster Foundation Visionary Award as Canada’s National Business Leader of the Year in 2015. Saretsky has served as a board member of the Conference Board of Canada, Calgary Telus Convention Centre, Tourism Vancouver, and the University of British Columbia (UBC) and is currently Board Chair of the Fort McMurray/Wood Buffalo Economic Development & Tourism Corporation, a Director of RECARO, a German Industrial Company, and a Director of IndiGo, India’s largest airline and low-cost carrier.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

SABR-F

Contacts:

Media

Kristin Hays

kristin.hays@sabre.com

Heidi Castle

heidi.castle@sabre.com

sabrenews@sabre.com

Investors

Kevin Crissey

kevin.crissey@sabre.com

sabre.investorrelations@sabre.com